SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 14, 2008

EVER-GLORY INTERNATIONAL GROUP, INC.
(Exact name of registrant as specified in Charter)

Florida	000-28806	65-0420146
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

100 N. Barranca Ave. #810
West Covina, CA 91791
(Address of Principal Executive Offices)

(626) 839-9116
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Directors

Effective March 14, 2008, Li Ning and Wei Ru Qin each voluntarily resigned as directors on the board of directors of Ever-Glory International Group, Inc. (the “Company”). The decision by each of these directors to resign from their positions was not the result of any material disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Independent Directors

Also effective March 14, 2008, the board of directors of the Company appointed the following persons to fill the vacancies created by the resignations of Mr. Li and Mr. Wei:

(i)	Bennet P. Tchaikovsky

(ii)	Changyu Qi

Based upon information submitted to the Board by Mr. Tchaikovsky and Mr. Qi, the board of directors has determined that Mr. Tchaikovsky and Mr. Qi are each “independent” under the listing standards of both the American Stock Exchange and the NASD Marketplace Rules. Neither appointee has participated in the preparation of the Company’s financial statements or any current subsidiary at any time during the past three years, and each of them are able to read and understand fundamental financial statements.

Agreements with Directors

Mr. Bennet and Mr. Qi have each have executed and delivered a director offer letter, a form of which is included with this 8-K as Exhibit 10.25. Under the terms of the agreements, each director will be entitled to the annual compensation described below.

Director Compensation

On March 14, 2008, the Board approved the following annual compensation for its independent (non-employee) directors, which shall apply for 2008:

Service Description	Amount (in U.S. dollars)

Base Compensation	$3,000
Audit Committee Member	$1,000
Compensation Committee Member	$1,000
Audit Committee Chairman	$3,000
Audit Committee Financial Expert	$26,000

Each director may be appointed to perform multiple functions or serve on multiple committees, and accordingly, may be eligible to receive more than one category of compensation described above. Annual compensation will be paid in the form of a number of shares of the Company’s restricted common stock having an aggregate value equal to the annual compensation, as determined by the average per share closing prices of the Company’s common stock as quoted on the OTC Bulletin Board or national exchange, as applicable, for the five trading days leading up to and including the last trading date of the second quarter of the year for which compensation is being paid. Compensation, in the form of shares, shall be issued and paid semi-annually, within 30 days following the end of the second quarter (beginning with the second quarter of 2008), and within 30 days after the end of the fourth quarter, of each calendar year. In addition, the Annual Compensation will be pro rated daily (based on a 360 day year) for any portion of the year during which a director serves. Independent directors are also eligible for reimbursement of all travel and other reasonable expenses relating to the directors’ attendance of board meetings. In addition, the Company has agreed to reimburse independent directors for reasonable expenses incurred in connection with the performance of duties as a director of the Company.

Audit Committee and Compensation Committee

In addition, effective March 14, 2008, the board of directors established an audit committee and a compensation committee, on which Mr. Tchaikovsky and Mr. Qi shall serve as members.

Upon review and discussion of such information as the Board deemed appropriate, the Board has determined that Mr. Bennet P. Tchaikovsky has the requisite attributes of an “audit committee financial expert” as defined by regulations promulgated by the Securities and Exchange Commission and that such attributes were acquired through relevant education and/or experience. The board of directors has also designated Mr. Tchaikovsky as the Chairman of the audit committee, and its audit committee financial expert.

Bennet P. Tchaikovsky served as Chief Financial Officer of Innovative Card Technologies from July 2004 to October 2007. From January 2003 through November 2003, Mr. Tchaikovsky served as the Vice President, Finance of TJR Industries, Inc., a company that produces trade shows for the woodworking industry. From December 2000 through June 2002, Mr. Tchaikovsky served as Interim Chief Financial Officer and Chief Financial Officer of Digital Lava. Mr. Tchaikovsky is a licensed Certified Public Accountant and an inactive member of the California State Bar. He received a B.A. in Business Economics from the University of California at Santa Barbara, and a J.D. from Southwestern University School of Law.

Changyu Qi has over 30 years of experience in international trade, and since February 2005, has served as inspector and deputy secretary of the Party Leadership Group of the Jiangsu Provincial Government’s Department of Foreign Trade and Economic Cooperation. In addition, Mr. Qi is also a director on the board of directors of Jiangsu Skyrun International Group (SHA: 600981) and has served in this position since 2007. He is currently the President of both the Jiangsu Chamber of Commerce for Import & Export Firms and the Jiangsu International Freight Forwarders Association. Mr. Qi received a B.S. in Foreign Trade and Economy from Beijing Foreign Trade University.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description

10.25	Form of Independent Director Offer Letter

99.1	Press Release dated March 19, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

EVER-GLORY INTERNATIONAL GROUP, INC.

Dated: March 19, 2008	By:	/s/ Kang Yihua
Kang Yihua
Chief Executive Officer